Exhibit 99.1

VAALCO ENERGY ANNOUNCES SUCCESSFUL COMPLETION OF SOUTH TCHIBALA 1HB-ST WELL AND PROVIDES OPERATIONAL UPDATE

HOUSTON – July 7, 2022 – VAALCO Energy Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today provided an update on the South Tchibala 1HB-ST well that was successfully drilled and completed from the Avouma platform in the Etame field, offshore Gabon, as well as additional operational information regarding its activities in Gabon.

Highlights

●	South Tchibala 1HB-ST well successfully completed after performing a frac pack on the Dentale D1 sand:
o	Will add new reserves previously not captured in VAALCO’s 2P reserves;
o	Well will be flowed slowly and at varying rates of fluid per day during its initial flow back period;
o	Expecting a stabilized oil flow rate in the next five to seven days;
o	Upside potential identified in a second sand encountered in the well, the Dentale D9, which showed hydrocarbon potential;

●	Plans to exercise extension option on currently contracted rig and add two additional wells to current 2021/22 drilling program for a total of six wells:
o	Currently mobilizing rig to the Southeast Etame North Tchibala (“SEENT”) platform to commence drilling the ETBNM 2H-ST, the fourth development well in the 2021/2022 program;

●

Replacement of existing Floating Production, Storage and Offloading unit (“FPSO”) proceeds on schedule and new Floating Storage and Offloading (“FSO”) vessel is scheduled to arrive in Gabon in early August; and

●

Reported that liftings during the second quarter of 2022 totaled 1,871,446 gross barrels of oil, a record quarterly high, and reaffirmed that VAALCO’s full year 2022 net production guidance remains within the range of 9,500 - 10,500 BOPD.

George Maxwell, VAALCO's Chief Executive Officer commented, “The Etame asset is a premier, high-quality field that has produced over 126 million barrels of oil and we believe still has significant upside over the next decade. We are pleased with the results of the South Tchibala 1HB-ST well which will add to production once the long-term stabilized rate is established, and more importantly, adds new reserves to VAALCO’s 1P and 2P positions.  The continued success of our 2021/22 drilling campaign, coupled with a strong pricing environment and financial efficiencies of keeping the rig on location has enabled us to extend the current four-well program by an additional two wells.

The FPSO replacement and full field reconfiguration plans are progressing in-line with our expectations and we look forward to benefitting from the associated cost savings in Q4 2022 and beyond, once those activities have been completed.  These activities are expected to save approximately $20-25 million gross per year in operational costs through 2030 resulting in rapid payback and a material impact on production margins and free cash flow going forward.

We achieved record high quarterly liftings during the second quarter of 2022, which equates to sales volumes of approximately 10,500 BOPD net to VAALCO.  Our preliminary estimate of production for the period of 9,200 to 9,300 BOPD was modestly below our expectations primarily due to delays associated with initiating production on our last two development wells on the Avouma platform, which required more complex and time-consuming completions.  Nonetheless, we continue to expect to meet our full year 2022 production guidance.”

Etame: The South Tchibala 1HB-ST

The South Tchibala 1HB-ST was successfully completed after performing a frac pack on the Dentale D1 sand, the first operation of this kind in the Etame field. The second sand identified during the drilling, the Dentale D9, was not appraised during this completion, although it also showed hydrocarbon potential.

The well will be brought on slowly to allow the formation to be cleaned up adequately over the next several weeks after which a long-term stabilized flow rate will be established. During the initial period, the well will be flowed at varying rates of fluid per day to ensure that long-term formation and completion damage risk is minimized.  VAALCO expects to see a stabilized flow rate in the next five to seven days.

The South Tchibala 1HB-ST well adds new reserves that were previously not captured in VAALCO’s 2P reserves and, upon successful completion and first production, these reserves will be additive to VAALCO’s 1P as well as 2P reserves. VAALCO’s internal reserve range estimate of original oil in place (“OOIP”) for the Dentale D1 sand is 5.5 to 16 million barrels of oil (“MMBO”). The Company’s internal estimate of ultimate recoverable reserves (“EUR”) is 1.8 MMBO, with a range of 0.5 to 3.0 MMBO.

The additional Dentale D9 (15 meters net hydrocarbons) interval can be tested and completed in the future and has an estimate OOIP range of 4 to 15 MMBO, which can be completed after the D1 sand is depleted or accessed with another well.

Etame: 2021/2022 Drilling Campaign

Following the completion of the South Tchibala 1HB-ST well, the rig is currently being mobilized to the SEENT Platform to drill the final planned well in the 2021/2022 program, the ETBNM 2H-ST well, which is targeting the Dentale formations.

VAALCO plans to exercise its options to extend its contract for the existing rig with Borr West Africa Assets Inc., an affiliate of Borr Drilling Limited, and as a result the Company plans to add two additional wells to the program to take advantage of both higher oil prices and reduced overall spread costs in the current contracts. As a result, the Company plans to add two additional wells to the program, the Ebouri 6H development well targeting the Gamba formation and a Northeast Avouma well that is a near-field exploration well also targeting the Gamba formation and if successful is expected to be tied into the Avouma platform at a later date.

Etame: Full Field Reconfiguration

FSO (FPSO Replacement)

The replacement of the existing FPSO is on schedule and, despite challenges with worldwide supply chain issues, the “Teli” (renamed from “Cap Diamant”), is expected to leave Bahrain on July 7 following completion of sea trials and arrive in Gabon at the beginning of August. All major equipment is on board and the mooring equipment is in transit with arrival in early August.

Etame Platform Modifications

Modifications to the Etame platform, to support the full field reconfiguration, are also on schedule.  VAALCO has recently completed the first of several short facility outages to allow for flare system upgrades and the installation of tie-in points for the process equipment.  All major deck components have arrived in Gabon and additional major components are in transit. Installation of all equipment will continue over the next eight weeks, with final hookup and commissioning expected to occur in the third quarter once the Teli is moored on location.

Subsea Reconfiguration

Preparation for the subsea reconfiguration is also underway with the first portion of the Bourbon/RANA dive program starting in mid-July.  The DOF Skandi Constructor has completed integration of the lay equipment in Peterhead UK and has transferred to Newcastle UK where it has completed loading the flexible pipe and ancillary equipment. The Skandi Constructor is scheduled to arrive in Gabon in late July and will commence reconfiguration of the existing lines and installation of the new lines.

Production and Q2 Liftings

During the second quarter of 2022, liftings totaled 1,871,446 gross barrels of oil, a record quarterly high for VAALCO, which equates to sales volumes of approximately 10,500 BOPD net to VAALCO.  The total volume lifted through the period was impacted slightly due to the Etame outage as well as several short duration outages relating to operational, facilities and drilling simultaneous operations.

The Company expects a lifting of approximately 500,000 barrels to occur in late-July, with two additional liftings anticipated to occur in August.  The August liftings will be similar in size, or approximately 400,000 – 500,000 barrels each, to facilitate the removal of the FPSO and the switch out to the FSO in September.

As of the end of the second quarter of 2022, VAALCO’s full year 2022 production guidance remains within the range of 9,500 to 10,500 net NRI BOPD.  Preliminary production during the second quarter of 2022 is estimated at 9,200 to 9,300 net BOPD and was modestly lower than expected primarily due to delays associated with the last two wells on the Avouma platform being completed and placed on-line, as well as some temporary downtime associated with the Etame platform reconfiguration. The Company continues to expect to meet its 2022 annual guidance.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.